Exhibit 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT (“Loan Agreement”) is made and entered into as of this 25th day of July, 2006, by and between M&I MARSHALL & ILSLEY BANK (“Lender”) and SUMMIT HOTEL PROPERTIES, LLC, a South Dakota limited liability company (the “Borrower”).
W I T N E S S E T H :
     WHEREAS, Lender has agreed to make up to a $14,080,000.00 loan to finance the construction of a 146 room hotel and related improvements thereon (the “Project”).
     NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. The following definitions shall apply to this Loan Agreement:
     1.1. Architect. The Architect is Peter Villard.
     1.2. Business Day. Business Day shall mean any day except a Saturday, Sunday or a day on which banks in Milwaukee, Wisconsin are authorized or required by law to close.
     1.3. Capital Lease. Capital Lease shall mean a financing mechanism that meets any one of the following criteria: (i) ownership (title) to the leased asset passes to the lessee by the end of the lease term for a relatively nominal amount as compared to the fair market of such asset; (ii) pursuant to the lease, lessee has an option to purchase the leased asset at the end (or near the end) of the lease term for a relatively nominal amount as compared to the fair market value of such asset; (iii) the lease term is equal to or greater than 75% of the estimated economic life of the leased asset; or (iv) the net present value of the lease payments equals or exceeds 90% of the current market value of the leased asset.
     1.4. City. The City shall be the City of Bloomington, Minnesota.
     1.5. Collateral Security Documents. The Collateral Security Documents shall include the following documents, each of which has been executed by Borrower in favor of Lender and dated as of an even date herewith unless otherwise noted:
          1.5.1. Real Estate Mortgage, Security Agreement, Financing Statement and Assignment of Leases and Rents (“Mortgage”).
          1.5.2. Collateral Assignment of Contract Rights.
          1.5.3. General Business Security Agreement.

          1.5.4. UCC Financing Statement.
          1.5.5. Collateral Assignment of Licenses, Approvals and Permits.
          1.5.6. Reserved.
          1.5.7. The Collateral Security Documents shall also include all other documents and instruments, at any time, executed, which evidence or secure the Loan.
          1.5.8. Subordination, Non-Disturbance and Attornment Agreement regarding the Management Agreement.
          1.5.9. Estoppel Certificate regarding the Management Agreement.
          1.5.10. Franchise Letter.
          1.5.11. Borrower Organizational Perfection Certificate.
          1.5.12. Assignment of General Contractor’s Contract.
          1.5.13. Assignment of Architect’s Contract.
          1.5.14. Cross Collateralization Agreement executed by Borrower.
     1.6. Construction Budget. The Construction Budget is the budget attached hereto as EXHIBIT B, as previously approved by Lender.
     1.7. Debt Service Coverage Ratio. Debt Service Coverage Ratio shall mean a ratio of the Net Operating Income attributable to the Project for any twelve (12) consecutive months to the sum of (i) the aggregate of all principal and interest payments due Lender under the Note during the same twelve (12) month period, and (ii) any and all other payments of principal and interest that Borrower is obligated to pay attributable to the Project (whether such obligation is undertaken prior to or subsequent to the date hereof) during the same twelve (12) month period (“Other Debt”). Other Debt shall include, but is not limited to, debt financing categorized as a Capital Lease.
     1.8. Disbursing Agreement. The Disbursing Agreement is the agreement executed by and between Borrower, Lender and Title Insurance Company and pursuant to which the Loan proceeds are to be disbursed.
     1.9. Estoppel Certificate. The Estoppel Certificate is the Certificate to be executed in favor of Lender by the Manager of the Management Agreement and such affidavit shall be in form and content acceptable to Lender.
     1.10. Existing Indebtedness. Borrower is indebted to First National Bank of Omaha pursuant to the loan documents executed on June 24, 2005, as amended on November 30, 2005. Such loan documents provide for a credit line in the amount of Fifty Million Dollars ($50,000,000.00).

     1.11. Franchise Agreement. The Franchise Agreement is the Franchise Agreement dated March 28, 2006, by and between Promus Hotels, Inc. and Borrower relating to the operation of the 146-room hotel on the Real Estate.
     1.12. General Contractor. The General Contractor is Stahl Construction Company.
     1.13. Licenses, Approvals and Permits. The Licenses, Approvals and Permits shall be those licenses, approvals and permits issued by the appropriate federal, state or local governments or quasi-governmental agencies required for Borrower to construct and operate the Project on the Real Estate.
     1.14. Reserved.
     1.15. Loan. The Loan amount shall not exceed the lesser of 80% of total cost of the Project as set forth in the Construction Budget or $14,080,000.00. The proceeds of such Loan shall be used for the construction of a 146 room hotel and related improvements thereon in accordance with Construction Budget and the Plans and Specifications.
     1.16. Loan Documents. The Loan Documents shall include, but not be limited to, the Collateral Security Documents, the Note, the Disbursing Agreement and this Loan Agreement.
     1.17. Management Agreement. The Management Agreement is the Management Agreement dated as of February 11, 2004, which was amended by that certain First Amendment to Management Agreement dated April 24,2006 by and between Borrower and The Summit Group, a South Dakota corporation (“Manager”) and Borrower, pursuant to which Manager shall manage the 146 room hotel once completed on behalf of Borrower.
     1.18. Net Operating Income. Net Operating Income shall mean the gross income received from operation of the Project minus the Operating Expenses.
     1.19. Note. The Note is the $14,080,000.00 Mortgage Note executed by Borrower in favor of Lender on a date even herewith, the proceeds of which shall be disbursed under the Loan Agreement.
     1.20. Operating Expenses. Operating Expenses shall mean all expenses incurred by Borrower with respect to the Project, whether or not now foreseen, determined on an accrual basis (including reasonably foreseeable expenses not occurring annually), including, but not limited to, the following: real estate taxes and special assessments (or any substitutes hereafter collected by any governmental authority in lieu thereof or in addition thereto), payroll taxes, federal and state unemployment taxes and social security taxes; insurance, including but not limited to, fire (including, but not limited to, endorsements for extended coverage, vandalism and malicious mischief and theft and mysterious disappearance), public liability, water damage, worker’s compensation and business and rental interruption insurance; water and sewer charges; license, permit and inspection fees; costs of wages and salaries of operating personnel including other compensation and fringe benefits; management fees pursuant to the Management Agreement; auditors’ fees and legal fees; materials and supplies, including charges for telephone, telegraph, postage, stationery supplies and other materials and expenses required for operation of the Project; repairs to and maintenance of any portion of the Project, including costs of materials, supplies, tools and equipment used in connection therewith and including the repaving of parking areas, replanting of landscaped areas and replacing any building components; costs incurred in connection with the operation, maintenance, repair, inspection and servicing (including outside maintenance contracts) of electrical, plumbing, heating, air-conditioning and mechanical equipment and the cost of materials, supplies, tools and equipment used in connection therewith; cost of services (including heat, air conditioning, electricity, gas, water and other utilities for the operation and maintenance of any portion of the Project); any costs allocable to the Project under any easements benefiting the Real Estate for parking and/or access; and all other expenses and costs necessary or desirable to be incurred for the purpose of operating and maintaining the Project in good and workmanlike condition, whether or not similar to the foregoing. Should any governmental agency or political subdivision impose any taxes and/or assessments, whether or not now customary or within the contemplation of the parties hereto, either by way of substitution for taxes and assessments presently levied and assessed against the Project, or in addition thereto, including, but not limited to, any tax or assessment levied, assessed or imposed upon or measured by the rental payable hereunder, such taxes and/or assessments shall be deemed to constitute an Operating Expense hereunder. Notwithstanding the above, Operating Expenses shall not include: principal or interest payments on the Note, Capital Leases, or any other obligation of Borrower; capital improvements to the 146-room hotel located on the Real Estate other than routine maintenance expenses; or, other non-recurring expenses funded with non-operating cash sources, including but not limited to loan proceeds, investor equity, or hotel sale proceeds.
     1.21. Permitted Liens and Encumbrances. Permitted Liens and Encumbrances shall be those liens and encumbrances permitted by Exhibit B to the Mortgage.
     1.22. Plans and Specifications. The Plans and Specifications are the plans and specifications for the construction of Project, as prepared by the Architect.
     1.23. Project. The Project is the construction of 146 room hotel on the Real Estate, all of which shall be constructed in accordance with the Construction Budget and the Plans and Specifications.
     1.24. Property. The Property is the 146-room hotel to be located on the Real Estate.
     1.25. Real Estate. The Real Estate is the real property described on EXHIBIT A, attached hereto.

     1.26. Secured Assets. The Secured Assets shall mean all of the personal property of Borrower related to the Property as described in the General Business Security Agreement and the Collateral Assignment of Contract Rights.
     1.27. Statement of Accounts. Statements of Accounts shall be defined as that documentation provided periodically by the financial institutions where cash, marketable securities and bonds related to the Property are held in deposit or on account for Borrower.
     1.28. Subordination Agreement. The Subordination Agreement is the Subordination, Non-Disturbance and Attornment Agreement to be executed by Lender and the Manager under the Management Agreement and shall be in form and content reasonably acceptable to Lender.
     1.29. Title Commitment. The Title Commitment shall be the commitment referenced in Section 2.5.
     1.30. Title Insurance Company. The Title Insurance Company shall be Chicago Title as approved by Lender.
     1.31. Zoning Letters. The Zoning Letters shall be the zoning letters issued by the City relating to Borrower’s construction and operation of the Project on the Real Estate.
     2. Conditions Precedent. This Loan Agreement shall become effective upon satisfaction of the conditions set forth in this Section; provided, however, construction disbursements for the Loan shall not be made until the conditions set forth in Section 3.1.1 and 3.1.2 are satisfied.
     2.1. Loan Documents. The Borrower shall have executed each of the Loan Documents it is required to execute.
     2.2. Borrower’s Limited Liability Company Documents. Borrower shall have furnished Lender copies, certified to Lender by a manager of Borrower to be true and correct as of the date hereof, of the Articles of Organization and the Third Amended and Restated Operating Agreement of Borrower, plus any amendments thereto, of Borrower and a Borrowing Resolution authorizing the execution and delivery of the Loan Documents. Borrower shall also deliver a satisfactory Certificate of Existence for Borrower issued by the Secretary of State for the State of South Dakota and a Certificate of Authority for Borrower issued by the Secretary of State for the State of Minnesota authorizing the Borrower to conduct business in the State of Minnesota. Lastly, the Borrower shall furnish copies of the following documents for The Summit Group, Inc., Borrower’s manager: Articles of Incorporation, Bylaws and Certificate of Existence issued by the Secretary of State for the State of South Dakota.
     2.3. Appraisal. Lender shall have received an appraisal by an appraiser acceptable to Lender, in its reasonable discretion, showing that as of the date of completion, the Project and the Real Estate shall have a value of $17,600,000.00.

     2.4. Insurance. Borrower shall have furnished to Lender the policies, or certificates evidencing such policies, of insurance required in Section 5.3.
     2.5. Title Insurance. Borrower shall have furnished to Lender a commitment for an ALTA form of mortgage title policy and attached endorsements, as requested by Lender, issued by the Title Insurance Company, in form and content reasonably satisfactory to Lender to the effect that the Title Insurance Company will issue its mortgagee’s title policy in the amount of the Loan, insuring that Borrower owns fee simple title to the Real Estate subject only to the Permitted Liens and Encumbrances and insuring that the Mortgage constitutes a first and valid lien on the Real Estate, subject only to such Permitted Liens and Encumbrances.
     2.6. Compliance with Laws. Borrower shall have provided Lender with satisfactory evidence of compliance by the Real Estate and the Project, with respect to both present and contemplated future uses, of all applicable laws, regulations, ordinances and codes, including, but not limited to, zoning and subdivision laws, regulations, ordinances and codes.
     2.7. Approvals and Permits. Borrower shall have provided Lender with copies of all governmental approvals and permits required to construct the Project in Borrower’s possession or control as of the date hereof.
     2.8. Plans and Specifications. Borrower shall have delivered, and Lender shall have the right to approve or disapprove in its reasonable discretion, a complete set of the Plans and Specifications to Lender.
     2.9. Phase I Environmental Assessment Report. An environmental assessment report prepared by a qualified environmental engineer approved by Lender confirming that the Real Estate complies with all applicable environmental laws, rules and regulations.
     2.10. Construction Budget. Borrower shall have delivered, and Lender shall have the right to approve or disapprove in its reasonable discretion, the Construction Budget to Lender.
     2.11. Construction Contracts. To the extent available, Borrower shall have delivered to Lender, and Lender shall have the right to approve or disapprove in its reasonable discretion, certified copies of all construction contracts, including, but not limited to, all subcontractor contracts, necessary to complete the Project.
     2.12. Disbursing Agreement. Borrower shall have complied with all other terms and conditions of the Disbursing Agreement.
     2.13. Utilities. Borrower shall have delivered to Lender evidence that sanitary sewer, water, electricity, natural gas, cable television and other necessary utilities are available to the Real Estate and the Project in a manner and at a time and cost reasonably acceptable to Lender.

     2.14. Loan Fee. The Loan Fee shall equal one half (1/2) point or (0.005%) of the Loan.
     2.15. Geotechnical Evaluation. The Borrower shall provide the Lender with a Geotechnical Evaluation prepared by an engineer which is acceptable to Lender, at its reasonable discretion, which report states that the soil is sufficient for the construction of the Project.
     2.16. Legal Opinion. Lender shall receive from an attorney acceptable to Lender, a legal opinion in form, scope and content acceptable to Lender in its sole discretion, which may, among other things reasonably requested by Lender, confirm the legality, validity and enforceability of the Loan Documents.
     2.17. Survey. Borrower shall have furnished Lender with an ALTA/ASCM Survey prepared by a licensed surveyor reasonably satisfactory to Lender, which shows (i) all foundations, improvements, driveways and fences, if any, on the real estate, (ii) all easements and roads of right-of-ways and setback lines, if any, affecting the real estate, (ii) the dimensions, boundaries and square footage of the real estate, (iv) no encroachments by improvements on the real estate or by improvements located on the adjoining property exist, and (iv) such additional information that may be required by Lender, and its reasonable discretion.
     2.18. Assignment of General Contractor’s Contract. Borrower shall have furnished Lender with a copy of the Assignment of General Contractor’s Contract, in form and substance reasonably acceptable to Lender, assigning the contract for the construction of the Project with the General Contractor to the Borrower.
     2.19. Assignment of Architect’s Contract. Borrower shall have furnished Lender with a copy of the Assignment of Architect’s Contract, in form and substance reasonably acceptable to Lender, assigning the contract for the architectural services necessary to construct the Project with the Architect to the Borrower.
     2.20. Architect’s Contract. Borrower shall have furnished Lender with a copy of the Architect’s Contract for architectural services necessary to construct the Project, in form and substance reasonably acceptable to Lender.
     2.21. Architect’s Certificate. Borrower shall have furnished Lender with an original Architect’s Certificate, in form and substance reasonably acceptable to Lender, from the Architect relating to the Architect’s Contract for architectural services necessary to construct the Project.
     2.22. Management Agreement. Borrower shall have furnished and Lender shall have reviewed and approved a certified copy of the Management Agreement. Lender acknowledges receipt and its approval of the Management Agreement.
     2.23. Searches. Lender shall have conducted, reviewed and approved a UCC search, federal tax lien search, bankruptcy search, pending civil suit search and judgment lien search of Borrower and Borrower’s manager, The Summit Group, Inc., in those jurisdictions that Lender reasonably requires.

     2.24. Franchise Agreement. Borrower shall have furnished and Lender shall have reviewed and approved a certified copy of the Franchise Agreement. Lender acknowledges receipt and its approval of the Franchise Agreement.
     2.25. Manager Consent to Transaction. Manager shall have executed and delivered to Lender a Manager’s Estoppel Affidavit pursuant to which it shall, among other things, represent that the Management Agreement is in effect and that the Manager shall manage the Property pursuant to the Management Agreement.
     2.26. Franchisor Consent. Promus Hotels, Inc. shall have executed and delivered to Lender a Comfort Letter related to the Property in the standard form used by Promus Hotels, Inc.
     2.27. Borrower’s Initial Equity Deposit. Borrower shall have provided Lender with evidence, satisfactory to Lender, in its sole discretion, that Borrower has contributed $3,520,000.00 to the construction of the Project. If Borrower has not previously contributed the amount to Borrower’s equity as set forth in the Construction Budget, Borrower shall deposit no later than August 11, 2006 with Lender $3,520,000.00 (“Initial Equity Deposit”). The Initial Equity Deposit shall be held by Lender in an interest bearing account and shall be used to fund the construction disbursements described herein prior to Lender disbursing any Loan proceeds set forth herein.
     2.28. Plans and Specifications. Prior to the commencement of vertical construction, Borrower shall have delivered to Lender, and Lender shall have the right to approve or disapprove, in its sole discretion, a complete set of the Plans and Specifications.
     3. Loan Disbursements. Proceeds of the Loan shall be disbursed as follows:
     3.1 Construction Loan Disbursements.
     3.1.1. Periodic Disbursements. The Loan proceeds may be disbursed in several advances in accordance with the Disbursing Agreement and the following conditions (except for the final disbursement of proceeds pursuant to the Loan which shall be disbursed in accordance with Section 3.1.2); provided the following are submitted to Lender:
     3.1.1.1. A draw request, on a satisfactory form to Lender, in its reasonable discretion, certified by Borrower, Architect and General Contractor setting forth, among other things (i) an itemized list of the type of work completed for which payment is requested, (ii) the original estimated cost to complete such work, (iii) the amount requested, (iv) the amount previously disbursed for such work, (v) the estimated cost of completing such work, and (vi) that no Event of Default exists pursuant to this Loan Agreement, no default exists pursuant to the construction contracts and no condition exists, with respect to the Loan Documents or construction contracts that with the passage of time or giving of notice, or both, would constitute an Event of Default pursuant to the Loan Agreement or a default pursuant to the construction contracts.

     3.1.1.2. All other items required by the Disbursing Agreement.
     3.1.2. Final Construction Disbursement. Subject to the terms and conditions hereof, Lender agrees to make the final disbursement under the Loan; provided, Lender shall be satisfied that the construction has been completed in a good and workmanlike manner in accordance with the Plans and Specifications and Borrower shall submit to Lender the following:
     3.1.2.1. The items required in Section 3.1.1.
     3.1.2.2. A Certificate of Completion of the Project, in form and content satisfactory to Lender executed by Borrower, General Contractor and Architect.
     3.1.2.3. A Certificate of Occupancy for the Project as issued by the City.
     3.1.2.4. Proper update endorsements to the Title Commitment (or the policy if issued) in the face amount of the total sum outstanding under the Loan insuring the Mortgage as a first lien on the Real Estate, subject only to the Permitted Liens and Encumbrances.
     3.2. Additional Conditions as to Construction Loan Disbursements.
     3.2.1. Change Orders. The Borrower shall deliver to Lender revised statements of estimated costs of construction of the Project showing changes in or variations from the Construction Budget, as soon as such changes are known to the Borrower; provided that such revised statements are only required to cover changes involving amounts of $30,000.00 or more for individual changes, or if the aggregate cost of all such changes is more than $100,000.00.
     3.2.2. Loan In Balance. Borrower agrees that the Loan must at all times remain in balance. The Borrower shall from time to time furnish Lender reasonably satisfactory evidence of the Borrower’s ability to pay for all costs of completing the Project, and if the estimated cost of completing the Project exceeds the then remaining balance of proceeds available under the Loan, Borrower shall pay out of Borrower’s own funds the next sums coming due for such work until the Loan is brought back into balance before the Lender shall be required to disburse any further sums hereunder.
     3.2.3. Completion of Construction. Construction of the Project shall be completed in an orderly manner, but in any event on or before the date that is one year from the date of commencement of construction.

     3.2.4. Liens. Upon demand by Lender, if any intervening liens or other matters affecting title, which in Lender’s reasonable opinion materially jeopardize its security interest in the Project or the Real Estate, are disclosed by any means, Lender may withhold payment of further advances until such intervening liens or such other matters have been waived by Lender in writing or satisfied. Borrower shall immediately have any such liens or such other matters satisfied of record and the existence of any such lien or encumbrance shall, if not removed within thirty (30) days or if adequate steps satisfactory to Lender are not taken within thirty (30) days to insure removal, constitute an Event of Default. Notwithstanding the foregoing, Borrower may, in good faith and with reasonable diligence, contest the validity or amount of any lien; provided, Borrower provides Lender reasonable security that such lien shall not materially jeopardize Lender’s security interest in the Project or the Real Estate.
     3.2.5. Segregation of Loan Proceeds. Lender shall, at its option, be entitled to segregate and earmark sufficient proceeds of the Loan for the purpose of paying all sums due or to become due Lender under this Agreement, including but not limited to, reasonable fees, interest, and all out-of-pocket expenses incurred relative to this Agreement and the Loan. Lender shall also be entitled to advance such proceeds to itself in payment of such sums as they become due and payable, all without further order or consent of the Borrower. Lender shall give Borrower notice of any such action.
     3.2.6. Status of Disbursements. The Borrower agrees that all moneys disbursed by Lender pursuant to the Loan (including amounts payable to and deducted by Lender) shall (i) constitute loans made to the Borrower under this Agreement (ii) shall be evidenced by the Note and (iii) that interest shall be computed thereon as prescribed by the Note from the date the Borrower’s Loan accounts are charged with the amount of the advance. Upon disbursement of any amount pursuant to the Loan, Lender is authorized to record the date and the amount of each disbursement and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.
     3.2.7. Objection to Requested Disbursement. If (i) Lender reasonably determines that the quality or dollar value of the work performed or the material furnished as represented by the draw requests delivered to Lender does not correspond with the actual work performed or materials actually furnished, or (ii) the work performed does not conform with the Plans and Specifications or the Construction Budget, then Lender shall notify the Borrower of its objection to such payment and, until such time as such objection is corrected to the reasonable satisfaction of Lender, Lender may withhold such requested payment. If such objection is not corrected within ten (10) days after the date of notification to the Borrower of Lender’s objection, or, if greater, the time reasonably required to correct such objection, Lender may withhold any future advances.

     3.2.8. Inspections. The Borrower shall be responsible for making inspections of the Project during the course of construction and shall determine to its own satisfaction that the work done or material supplied by the contractors have been properly done or supplied in accordance with applicable contracts with such contractors. Lender, in addition, may conduct such inspections of the Project and the Real Estate as Lender shall reasonably deem necessary for the protection of its interest. Unless an Event of Default exists hereunder, Borrower shall not be required to pay the costs of more than one inspection per month made for the benefit of Lender. Lender may also take such steps as it may reasonably deem appropriate to verify the application of the Loan proceeds to work done and material furnished for the Project and to vary the disbursement procedures set forth herein and in the Disbursing Agreement, if the same becomes necessary to assure the proper application of the Loan proceeds.
     3.2.9. No Liability of Lender. It is expressly understood and agreed that Lender assumes no liability or responsibility for the satisfactory completion of the Project, nor for the adequacy of funds advanced by it pursuant hereto to complete the Project, nor for inspection during construction, nor for any other acts on the part of the Borrower or the contractors to be performed in the construction of the Project. Any inspections or reviews conducted by or for Lender shall be solely for its own benefit, and shall not lessen or modify any of Borrower’s obligations or responsibilities hereunder.
     3.2.10. Frequency of Disbursements. Lender shall not be required to make more than one (1) Loan disbursement in any calendar month. Loan disbursements may only be made on a Business Day.
     4. Representations and Warranties. The Borrower represents, warrants and certifies to Lender that:
     4.1. Execution of Loan Documents. The Loan Documents have been duly executed and delivered by the Borrower so that such documents constitute the legally enforceable obligation of the Borrower in accordance with their respective terms.
     4.2. Financial Statements. All financial statements, information and other data furnished by Borrower to Lender are complete and correct in all material respects and disclose all contingent obligations which are material individually or in the aggregate. Such financial statements accurately and fairly represent each applicable party’s financial condition and operating results as of such date and since such date there has been no material change in the Borrower’s financial condition or results of operations sufficient to materially impair the Borrower’s ability to repay the Loan or make Borrower’s additional equity deposit in accordance with Section 5.12 below.
     4.3. Operation of Real Estate and Project. To Borrower’s actual knowledge, the present and proposed operation and use of the Real Estate and the Project do not violate any applicable law, ordinance, code, rule, regulation, order or any restrictive covenant or any similar land use restriction binding on the Real Estate or the Project.

     4.4. Utilities. All water, sewer, electric, telephone, natural gas and drainage facilities and all other utilities required by law and by the normal operation of the Project have been installed to the boundary lines of the Real Estate, are or will be connected pursuant to valid permits and are adequate to fully comply with all requirements of law; or the same may be extended to the Real Estate and the cost for such extension is included in the Construction Budget.
     4.5. Ownership of Real Estate. As of the date hereof, and at all times thereafter until the Loan has been paid in full, the Borrower will be the fee simple owner of the applicable portion of the Real Estate described in the Mortgage executed by the Borrower, free and clear of all liens, encumbrances, leases, management agreements, service agreements, rental agreements, occupancy agreements, claims and charges except as may be approved, in writing by Lender, except for the Permitted Liens and Encumbrances. Notwithstanding the above, Borrower shall be entitled to secure loans, leases, Capital Leases, and other similar financing instruments secured by a lien upon the Real Estate or the Secured Assets, so long as such lien is junior to the security interest held by Lender and such liens, in the aggregate, do not exceed $250,000.
     4.6. No Default. The Borrower is not in default under any agreement to which it is a party to include the Prior Loans, the effect of which would materially adversely affect performance by Borrower of its obligations pursuant to the terms and provisions of the Loan Documents. To Borrower’s actual knowledge, neither the execution and delivery of the Loan Documents nor any other document executed and delivered by Borrower in connection with the Loan, nor the consummation of the Loan, nor compliance with the terms and provisions thereof, violate any presently existing law, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality or constitutes a default under any indenture, mortgage, deed of trust, agreement or contract of any kind to which the Borrower may be bound.
     4.7. No Legal Proceedings. There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened against Borrower, the Project or the Real Estate before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind which will materially adversely affect performance by the Borrower of its obligations pursuant to the terms and provisions of the Loan Documents.
     4.8. Insurance. Borrower has not received any notice from any insurer of any defects or inadequacies in the Real Estate or the Project which would materially adversely affect the insurability of the Real Estate or the Project.
     4.9. Liens and Encumbrances. Except for the Permitted Liens and Encumbrances, Borrower has not taken, suffered or permitted any action, the effect of which would be to establish or cause the inception or priority of any construction or materialman’s lien, statutory or otherwise, or other lien, charge or encumbrance upon the Real Estate or the Secured Assets to be prior or superior to the liens and security interests of the Collateral Security Documents.

     4.10. Insolvency. The Borrower has not filed any petition nor has any petition been filed against it in bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee or for the arrangement of debts, nor has the Borrower or the Real Estate been the subject of such action, nor has such action been threatened by or against it and/or the Real Estate. The Borrower is not insolvent nor will it be rendered insolvent by the consummation of the Loan.
     4.11. Plans and Specifications. To the extent controllable by Borrower, the Project will be constructed substantially in accordance with the Plans and Specifications.
     4.12. Construction Budget. The Project will be constructed substantially in accordance with the Construction Budget, or the Borrower shall deposit funds required to keep the loan in balance as discussed in Section 3.2.2 hereunder.
     4.13. Management Agreement. The Management Agreement is in full force and effect and has not been modified, supplemented, amended or changed in any manner. No event of default has occurred pursuant to the Management Agreement and Borrower does not know of any event or circumstances which with the passage of time or the giving of notice, or both, would constitute an event of default pursuant to the Management Agreement.
     4.13. Franchise Agreement. The Franchise Agreement is in full force and effect and has not been modified, supplemented, amended or changed in any manner. No event of default has occurred pursuant to the Franchise Agreement and Borrower does not know of any event or circumstances which with the passage of time or the giving of notice, or both, would constitute an event of default pursuant to the Franchise Agreement.
     4.14. Nature of Borrower’s Representations and Warranties. The representations and warranties made in this Agreement shall remain true and correct in all material respects and shall survive so long as any of the obligations have not been satisfied or the Loan or any part thereof shall remain outstanding, and for any applicable statute of limitations period thereafter. All representations and warranties made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with the Loan shall be deemed to have been relied upon by Lender, its successors and assigns, notwithstanding any investigation heretofore or hereafter made by or on behalf of Lender. The representations and warranties contained herein have been made after diligent inquiry calculated to ascertain the truth and accuracy of the subject matter of each of such representations and warranties. All of such representations and warranties are true and correct in all material respects and do not omit any material fact necessary to make such representations and warranties not misleading.
     4.15. Existing Indebtedness. Borrower acknowledges that the Existing Indebtedness to First National Bank of Omaha remains unpaid and constitutes valid and existing debt obligations of Borrower.
     5. Covenants of Borrower. While this Loan Agreement is in effect, and until the Loan has been repaid in full, Borrower shall comply with the covenants set forth below:
     5.1. Modification to Project and Real Estate. Except as contemplated herein and except as permitted in Section 3.2.1 hereof, the Borrower shall not make any modifications or additions to the Project without the prior express written consent of Lender, which consent shall not be unreasonably withheld.

     5.2. Liens. The Borrower shall not create or permit to be outstanding any mortgage, encumbrance, or lien on the Real Estate or the Secured Assets except the Permitted Liens and Encumbrances, or as otherwise permitted hereunder.
     5.3. Insurance. The Borrower shall at all times maintain in effect and furnish the Lender with insurance policies and proof of payment of premiums as follows:
     5.3.1. Worker’s Compensation. Borrower shall cause appropriate Worker’s Compensation coverage to be maintained in force at all times during the term of the Note, and upon request of Lender, shall furnish Lender evidence of the same.
     5.3.2. Construction Insurance. During the process of construction, policies of All Risk Builder’s Risk Completed Value insurance with all endorsements which are generally maintained by prudent real estate developers covering the Project in at least the amount of the estimated cost to complete the Project, with loss payable endorsements in favor of Lender or its assigns.
     5.3.3. Casualty Insurance. After completion of construction, Borrower shall maintain an All Risk Casualty Insurance Policy with Vandalism and Malicious Mischief Endorsements, a Full Replacement Cost Endorsement, Contingent Liability from Operation of Building Laws Endorsement, Demolition Cost Endorsement and Increased Cost of Construction Endorsement insuring against loss by fire, wind and all other applicable hazards in the amount of 100% of the replacement cost of the Project and Lender shall be named as mortgagee and loss payee.
     5.3.4. Comprehensive General Public Liability Insurance. Borrower shall maintain Comprehensive General Public Liability and Property Damage Insurance covering the Real Estate with combined single limits for bodily injury, property damage and personal injury of at least Two Million Dollars ($2,000,000.00) per accident or occurrence. In addition, Borrower shall maintain a $10,000,000.00 umbrella policy for Comprehensive General Public Liability and Property Damage.
     5.3.5. Flood Insurance. If any portion of the Real Estate is located within a flood plain and flood insurance is available, Borrower shall maintain Flood Insurance acceptable to Lender in Lender’s reasonable discretion.
     5.3.6. Additional Insurance Requirements. The insurance maintained by Borrower under Section 5.3.3., shall bear a standard noncontributory first mortgagee endorsement in favor of Lender or assigns and shall provide that proceeds related to the Project under such policies shall be paid to Lender as required by the Mortgage and disbursed in accordance with the provisions of the Mortgage. Lender shall be named as an additional insured under the policy maintained pursuant to Section 5.3.4. All insurance policies shall be written by companies having a Best’s rating of “A” and a financial size category rating of Class X or larger. All insurance policies shall provide that they may not be cancelled without at least thirty (30) days written notice of intention to cancel given by the applicable insurance company to Lender.

     5.4. Taxes and Assessments. Notwithstanding anything contained herein to the contrary, the Borrower shall pay and discharge, when due, all taxes, assessments and other government charges upon the Real Estate and the Secured Assets, which, if unpaid, might by law become a lien or charge upon the Real Estate or the Secured Assets; provided, that any such taxes, assessments, or government charges need not be paid so long as the Borrower is contesting such payment in good faith by appropriate proceedings which will avoid foreclosure of liens securing such items and sufficient security, as determined at the reasonable discretion of Lender, is provided to Lender.
     5.5. Compliance with Laws. Borrower will comply in all material respects with the requirements of all applicable environmental, health, safety and sanitation laws, rules, regulations and orders of regulatory and administrative authorities and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized remedial and clean-up action in the event of any release of oil or hazardous material or substance.
     5.6. Prohibition against Fundamental Changes. Without the prior written consent of Lender, Borrower shall not enter into any transaction which either shall cause the Class C Member to own less than 45% of the outstanding sharing ratios of the Borrower (as defined in Borrower’s Third Amended and Restated Operating Agreement), or cause the ownership of the Class C Member to be beneficially held by any person other than The Summit Group, Inc., Kerry W. Boekelheide, or any of their affiliates, immediate family members, or heirs. Furthermore, the Borrower shall not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, or assets..
     5.7. Expenses. Except as otherwise limited herein, pay and save Lender harmless and indemnify Lender against liability for the payment of all reasonable out-of-pocket expenses and reasonable counsel fees and expenses incurred by Lender in connection with this transaction including, but not limited to, the preparation of the Loan Documents, recording and filing fees, prosecution or defense of any action or proceeding or other litigation affecting Borrower, the Real Estate or the Secured Assets and all costs of collection of the Note.
     5.8. Use of Proceeds. The proceeds of the Loan shall be used solely to reimburse Borrower for (i) actual expenses incurred by or on behalf of Borrower for the construction of the Project in accordance with the Plans and Specifications and in accordance with the Construction Budget, and (ii) after the occurrence of an Event of Default, to the extent Lender in its sole discretion elects to apply such proceeds, to any charges or expenses due from Borrower to Lender under the Loan Documents.

     5.9. Financial Statements. Throughout the term of this Loan Agreement, Borrower shall furnish or cause to be furnished to the Lender the following:
     5.9.1. Borrower’s Annual Financial Statements. As soon as available, and in any event within one-hundred twenty (120) days after the close of each fiscal year of the Borrower, a copy of the financial statements of Borrower, including balance sheets and statements of profit and loss, audited by an independent certified public accounting firm chosen by Borrower.
     5.9.2. Real Estate Operating Statements. As soon as available, and in any event within sixty (60) days after the close of each fiscal year of the Borrower, a copy of the operating statements of the Property.
     5.9.3. Additional Information. Borrower shall cause to be furnished to Lender such additional information concerning the financial condition of Borrower as Lender may reasonably request from time to time. The Borrower will permit representatives of the Lender to have free access during regular business hours to the Real Estate and to inspect all books, records, and contracts of the Borrower relating to the Real Estate, the Project and the Secured Assets. Once the construction of the Project is complete, unless an Event of Default shall be continuing, Borrower shall not be required to pay the Lender’s costs of inspection of the Real Estate or Borrower’s books, record and contracts more frequently than once per year. Such inspections by Lender shall not entitle Lender to re-audit the books and records of Borrower.
     5.10. Management Agreement, Franchise Agreement or Service Agreements. Borrower shall not enter into, modify, amend, supplement, terminate or cancel the Management Agreement, the Franchise Agreement, without Lender’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.
     5.11. Governmental Approvals. Borrower shall obtain all approvals from all governmental authorities necessary or required to proceed with the development and operation of the Project.
     5.12. Borrower’s Additional Equity Deposit. Within sixty (60) business days following the issuance of the Certificate of Occupancy by the City, described in Section 3.1.2.3, Borrower shall deliver to Lender the difference between the (i) Total Project Equity (defined below) and (ii) the Initial Equity Deposit. The term “Total Project Equity” shall equal the actual aggregate cost of the Project less 65% of the appraised value of the Project as determined pursuant to the appraisal described in Section 2.3 above.
     6. Defaults.
     6.1. Any of the following events shall constitute an Event of Default under this Loan Agreement:

     6.1.1. Default Pursuant to Note. The Borrower shall default in the payment of principal or interest due under the Note and such default shall continue for a period of ten (10) days following the due date of such payment.
     6.1.2. Default Pursuant to Loan Documents. Except for a default pursuant to Section 6.1.1, there shall be a default in the performance or observance of any covenants or conditions required to be performed or observed by the Borrower under the terms of the Loan Documents and such breach shall continue for a period of thirty (30) days after written notice to the Borrower specifying such breach; provided, however, if such default cannot reasonably be cured within such thirty (30) days, Borrower shall not be deemed to be in default if Borrower commences curing such breach within fifteen (15) days after written notice and thereafter diligently completes the curing of such breach, provided that Lender’s security for the Loan, in Lender’s sole opinion, is not materially impaired by such delay and provided, further, that Borrower shall in no event have longer than one hundred twenty (120) days to completely cure such default.
     6.1.3. Breach of Warranty or Representation. Any representation or warranty made by the Borrower in the Loan Documents or as part of the Loan or in any certificate or document furnished as part of the Loan shall prove untrue in any material respect on the date as of which they were made or as of the date on which they were to be effective.
     6.1.4. Insolvency. The Borrower shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of its creditors; or shall be adjudicated a bankrupt; or shall file a voluntary petition in bankruptcy or to effect a plan or other arrangement with creditors, or to liquidate assets of the Borrower under court supervision; or shall have applied for the appointment of a receiver, trustee or custodian for any of its assets; or a trustee, receiver or custodian shall have been appointed for any assets of the Borrower and such trustee, receiver or custodian shall not have been discharged within ninety (90) days after the date of his appointment.
     6.1.5. Damage to Real Estate, Project or Secured Assets. If the improvements on the Real Estate, or the Secured Assets are, in the reasonable judgment of the Lender, materially injured or destroyed and Borrower does not take prompt action to collect insurance proceeds and/or commence restoration in accordance with the provisions of the Mortgage.
     6.1.6. Inspection of Real Estate. If the Lender is not permitted, at all reasonable times upon prior reasonable notice and pursuant to the other terms and conditions herein, to enter and inspect the Real Estate, Project and the Secured Assets.
     6.1.7. Warrants and Attachments. Any warrant, attachment, execution or other writ shall be issued or levied upon the Real Estate or the Secured Assets or any property, real or personal, owned by Borrower shall remain undischarged, unstayed or unbonded for a period in excess of ninety (90) days.

     6.1.8. Default Pursuant to Existing Indebtedness. The occurrence of an event of default, after expiration of any applicable cure period, pursuant to the Existing Indebtedness loan documents or any loan agreement, mortgage, note, assignment of leases and rents or other document evidencing or securing the Existing Indebtedness by Borrower to the First National Bank of Omaha.
     6.1.9. Material Contracts. If the Management Agreement, the Franchise Agreement or any contract which is material to Borrower’s business (“Material Contracts”) is materially modified or amended without the Lender’s consent or if one of the Material Contracts is terminated other than by the expiration of its term or a breach or an event of default occurs under one of the Material Contracts on the part of Borrower to perform.
     6.1.10. Default Pursuant to the Cambria Suites Hotel Construction Loan. The occurrence of an Event of Default as defined in that certain Loan Agreement by and between Lender and Borrower dated of even date herewith for the construction of a 113 room, five-story Cambria Suite hotel and related improvements on the Real Estate.
     6.2. Occurrence of Default. Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Lender, Lender shall be entitled, at the option of Lender, to exercise any or all of the following rights and remedies:
     6.2.1. Suspend Disbursements. Lender may suspend its obligation to make disbursements pursuant to the Loan.
     6.2.2. Accelerate Payments. Lender may declare the entire unpaid principal balance due pursuant to the Note to be immediately due and payable, together with accrued and unpaid interest, without further notice to or demand on the Borrower. Notwithstanding the foregoing, if Borrower becomes insolvent, makes an assignment for the benefit of its creditors, becomes the subject of an “order for relief” within the meaning of the U.S. Bankruptcy Code, files a petition in bankruptcy, or for reorganization, is adjudged bankrupt, has filed against them an involuntary petition pursuant to the U.S. Bankruptcy Code or has a receiver, trustee, custodian or a liquidator appointed to take control of any of its real or personal property and such receiver, trustee, custodian or liquidator is not discharged within sixty (60) days of their appointment, then the entire unpaid principal balance due pursuant to the Note and all accrued and unpaid interest thereon shall automatically and without the option of the Lender become immediately due and payable.

     6.2.3. Take Over Construction. If construction of the Project is not completed, Lender may, but shall not be obligated to, take over and complete the construction of the Project in accordance with Plans and Specifications approved by Lender with such changes as Lender may, in its reasonable discretion, deem appropriate, all at the risk and expense of the Borrower. Lender may assume or reject any contracts entered into by the Borrower in connection with the Project and Lender may enter into additional or different contracts for services, labor and for materials necessary, in the discretion of Lender, to complete the Project. Lender may pay, compromise and settle all claims in connection with the Project. All reasonable sums, including reasonable attorney fees, charges and fees for supervision and inspection of the construction, and for any other necessary purpose in the sole discretion of Lender, expended by Lender in completing the Project shall be deemed advances made by Lender to the Borrower, and the Borrower shall be liable to Lender for the repayment of such sums, together with interest on such amounts from the date of their expenditure at the default rate specified in the Note. Lender may, in its discretion, at any time, abandon work on the Project after having commenced such work and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Lender to complete the Project. For the purpose of carrying out the provisions of this Section, the Borrower irrevocably appoints Lender as its attorney-in-fact, with full power of substitution, to execute and deliver all such documents, pay and receive such funds, and take such action as may be necessary in the judgment of Lender to complete the Project.
     6.2.4. Other Remedies. Lender may exercise all enforcement remedies specified or permitted in the Collateral Security Documents or any remedy available to Lender at law or in equity.
     7. Re-platting Privilege. Provided no Event of Default exists, Borrower shall be allowed, to re-plat and subdivide the Real Estate into two separate parcels such that one hotel is situated on each newly-created parcel (the newly-created parcel on which the Hampton Inn & Suites hotel, or its successor, is situated shall be referred to herein as the “Hampton Parcel” and newly-created parcel on which the Cambria Suites, or its successor, is situated shall be referred to herein as the “Cambria Parcel”, and the Hampton Parcel and Cambria Parcels may be individually referred to herein as a “Property” and shall be collectively referred to herein as the “New Parcels”), subject to the following conditions:
          7.1. Borrower shall deliver to Lender a survey and legal description of the Hampton Parcel and the Cambria Parcel that show and provide for a common property line between the New Parcels in a location acceptable to Lender in its reasonable discretion;
          7.2. Lender shall be provided with such evidence as Lender may reasonably require in order to verify that no violation of zoning, parking or subdivision requirements with respect to the New Parcels shall exist upon completion of the re-platting or subdivision, or that appropriate variances were obtained with respect to the New Parcels;
          7.3. Lender shall be provided with evidence reasonably satisfactory to it that any and all necessary governmental approvals of the subdivision and replatting of the New Parcels have been obtained;
          7.4. Lender shall receive an endorsement to its loan title policy with respect to the New Parcels in form and substance satisfactory to Lender in its sole discretion insuring that the Hampton Parcel and the Cambria Parcel each has access to the same publicly dedicated streets as prior to the creation of the New Parcels and amending the legal description to include the legal descriptions of the New Parcels;

          7.5. Borrower shall pay all costs, fees, and expenses incurred in connection with the release, including, without limitation, recording fees, title charges and Lender’s reasonable attorney’s fees;
          7.6. Borrower shall have created easements for utilities, signage, drainage, parking, ingress and egress and other appropriate purposes in, on and over the New Parcels for the benefit of both the Hampton Parcel and Cambria Parcel to the extent reasonably required by Lender and such easements shall be insured as appurtenances in Lender’s loan title policy via endorsement;
          7.7 Borrower and any guarantors of the Loan shall reaffirm their respective obligations pursuant to a ratification agreement in form and substance satisfactory to Lender;
          7.8. The release shall not affect any obligations of Borrower or guarantors, if any, under the Loan Documents;
          7.9. Borrower must obtain separate tax parcel numbers for the Hampton Parcel and the Cambria Parcel;
          7.10. Borrower must provide preliminary plans, drawings and surveys reasonably required by Lender at least twenty (20) days prior to making application to any governmental authority for the proposed re-plat or subdivision, and such preliminary plans, drawing and surveys shall be subject to Lender’s review and approval prior to making such application, which approval shall not be unreasonably withheld.
     8. Property Release Privilege. Provided no Event of Default exists, and in the event that the Real Estate has been re-platted or subdivided pursuant to Section 7 above, the Borrower may partially or entirely prepay either or both of the loans secured by the Real Estate, upon twenty (20) days prior written notice to Lender. Upon payment in full of all principal and interest outstanding under a loan, Lender shall immediately release its mortgage and security interest from the respective property financed by the paid loan. The parties hereto acknowledge that the loan in the original principal amount of $14,080,000 financed the Hampton Inn & Suites, and the loan in the original principal amount of $10,400,000 financed the Cambria Suites.
     9. Additional Matters.
     9.1. Heirs, Assigns, Waiver, Etc. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon Borrower and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that this Loan Agreement may not be assigned by the Borrower without the prior written consent of Lender. No delay on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof. The rights and remedies of Lender specified in this Loan Agreement shall be in addition to and not exclusive of any other rights and remedies which Lender, by operation of law, would otherwise possess.

     9.2. Survival of Representations and Warranties. All agreements, representations, and warranties made in this Loan Agreement shall survive the execution of the Loan Documents and shall continue until the Note is repaid in full.
     9.3. Governing Law. This Loan Agreement shall be governed by the laws of the State of Wisconsin.
     9.4. Amendment of Loan Agreement. This Loan Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.
     9.5. Indemnification. Borrower hereby agrees to hold and save Lender harmless and indemnify it against and from all claims, liabilities, damages, losses or expenses (including reasonable attorney fees) of any kind incurred by Lender and arising from or out of the use, occupancy or possession of the Real Estate or otherwise in any way connected to the Loan; provided, however if and to the extent such claims, liabilities, damages, losses or expenses of any kind are incurred by Lender solely because of Lender’s negligence or willful act or omission, then Borrower shall not be required to hold and save Lender harmless or indemnify Lender.
     9.6. Notices. Any notice to be given hereunder shall be in writing, addressed to the party at the address stated below and shall be (i) delivered in person to the receiving party by the other party, his agent or a professional courier service, (ii) sent by United States certified or registered mail, postage prepaid, return receipt requested, or (iii) sent by telecopy to the receiving party at the telecopy phone number stated below. Any such notice shall be deemed effective upon the earlier of the actual receipt of the notice or (i) if delivered in person, then when such notice is delivered to an individual at the receiving party’s address who is apparently authorized to accept deliveries, (ii) if sent by United States certified or registered mail, then one day after such notice or election is deposited with the United States Postal Service, or (iii) if sent by telecopy, then at the time sent and confirmed by the sender’s transmitted copy of such notice.

Lender:	M&I Marshall & Ilsley Bank
770 North Water
Milwaukee, WI 53202
Attn: Michael J. Fruin
Telecopy No. (414) 765-7625

Borrower:	Summit Hotel Properties, LLC
2701 S. Minnesota Ave., Suite #6
Sioux Falls, SD 57105
Attn: Hulyn Farr
Telecopy No. (605) 362-9388
     9.7. Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     9.8. Headings. Section and subsection headings in this Agreement are included herein for convenience only and shall not constitute a part of this Agreement for any purpose.
     9.9. VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN THE CIRCUIT COURT OF MILWAUKEE COUNTY, WISCONSIN. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN SUCH COURT. BORROWER WAIVES ANY CLAIM THAT MILWAUKEE COUNTY, WISCONSIN OR THE EASTERN DISTRICT OF WISCONSIN IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.
     9.10. WAIVER OF TRIAL BY JURY. LENDER AND BORROWER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN WOULD BE BASED UPON DIFFICULT AND COMPLEX ISSUES AND THEREFORE, THE PARTIES AGREE THAT ANY COURT PROCEEDING ARISING OUT OF ANY SUCH CONTROVERSY WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement on the day, month and year first above written.

M&I MARSHALL & ILSLEY BANK

By:	/s/ Michael J. Fruin

Michael J. Fruin, Vice President

By:	/s/ Geoffrey R. Nauth

Name:	Geoffrey R. Nauth
Its:	Vice President

SUMMIT HOTEL PROPERTIES, LLC

By:	/s/ Kerry W. Boekelheide

Kerry W. Boekelheide
Chief Executive Officer

EXHIBIT A
Legal Description
Lot 1, Block 1, Summit Hotel Properties, according to the recorded plat thereof, Hennepin County, Minnesota
Abstract Property
Registered Property, Certificate of Title No. 1181720

EXHIBIT B
Construction Budget

Minneapolis
Hampton Inn & Suites

	Rooms	146
	Square Foot	111,376

Land	$1,611,000
Building/Garage	11,858,000	See Construction Contract Detail
Franchise Fee	75,000
Signage	15,000
Phone Equipment	70,000
Internet High Speed	15,000
PMS	65,000
FF&E	1,606,000
Permits & Fees	145,000
Engineering Fees	200,000
Contingency	600,000
Construction Interest/Finance Costs	790,000
Professional Fees	360,000
Syndicated Cost	—
Operating Capital	200,000

Total Cost	$17,610,000